MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K/A of Znomics, Inc. (A Development Stage Enterprise) of our report dated July 16, 2008 on our audit of the restated financial statements of Znomics, Inc. (A Development Stage Enterprise) as of December 31, 2007 and December 31, 2006, and the related restated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and the period from inception on September 13, 2001 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 23, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501